Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related proxy statement/prospectus of BioCryst Pharmaceuticals, Inc. for the registration of  shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2025, with respect to the consolidated financial statements of BioCryst Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of BioCryst Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Raleigh, North Carolina
November 20, 2025